EXHIBIT 23.3



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Amendment No. ^ 4 to Registration Statement on Form S-3 (#33-85998) of Global Telecommunication Solutions, Inc. of our report dated December 12, 1995, except as to the merger described in Note 12, which is as of February 29, 1996, with respect to the financial statements of Global Link Teleco Corp., included in Global Telecommunication Solutions, Inc.'s Form 8-K/A Amendment No. 2 to Form 8-K ^ filed September 6, 1996. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Price Waterhouse LLP
-------------------------
PRICE WATERHOUSE LLP



Philadelphia, Pennsylvania
September ^ 27, 1996



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